Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jackson National Life Insurance Company of New York and
Contract Owners of JNLNY Separate Account II:

We consent to the use of our reports on the financial statements of Jackson National Life Insurance Company of New York dated March 18, 2015 and on the financial statements of each sub-account within JNLNY Separate Account II dated March 25, 2015, included herein and to the reference to our firm as "Experts" in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-4 Registration Statement of JNLNY Separate Account II.

KPMG LLP

Chicago, Illinois
April 20, 2015